Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech International Elects Frank A. Riddick, III to Board

        Wilmington, DE – September 29, 2004 – GrafTech International Ltd. (NYSE:GTI) announced today that Frank A. Riddick, III has been named an independent director to the Company’s Board of Directors.

         Mr. Riddick currently serves as President and Chief Executive Officer of Formica Corporation, based in Cincinnati, Ohio. Formica is a manufacturer of surfacing materials used in countertops, cabinets and flooring. Mr. Riddick, who has served as President and Chief Executive Officer of Formica since January 2002, was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. Prior to joining Formica, Mr. Riddick served as President and Chief Operating Officer of Armstrong World Industries, Inc., a manufacturer of floor coverings, insulation products, ceiling and wall systems, and installation products, and Chief Executive Officer of Triangle Pacific Corp., a wholly-owned subsidiary of Armstrong.

        Mr. Riddick previously served in a number of financial managerial positions with General Motors Corporation, Merrill Lynch & Co. and FMC Corporation. Mr. Riddick received a Bachelor of Arts in Mathematics and Economics from Vanderbilt University in 1978 and a Masters in Business Administration from Duke University’s Fuqua School of Business in 1980.

        “We are very pleased that Frank has agreed to join our Board,” commented Craig Shular, CEO of GTI. “We believe that Frank’s strong business and financial experience in diverse environments will add value to our Board of Directors, the Company and our shareholders.”

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

        NOTE ON FORWARD-LOOKING STATEMENTS: This release and any related discussions may contain forward-looking statements about such matters as future benefits of organizational changes. We have no duty to update these statements. Actual future events, results and conditions could differ materially due to various factors, including risks and uncertainties detailed in our filings with the SEC, as well as future decisions by us. No statement in this release or any related discussions shall to constitute a reaffirmation or updating of any earnings or other guidance as of date after that on which originally publicly disclosed.